Exhibit 10.1

MODUSLINK GLOBAL SOLUTIONS, INC.

SUMMARY OF FY2009 PERFORMANCE-BASED RESTRICTED STOCK BONUS PLAN

On September 24, 2008, the Human Resources and Compensation Committee of the Board of Directors of ModusLink Global Solutions, Inc. established a performance-based restricted stock bonus plan pursuant to which grants of restricted shares of ModusLink Global Solutions common stock may be made to certain executive officers of ModusLink Global Solutions (as defined by Section 16 of the Securities Exchange Act of 1934, as amended) (other than Joseph C. Lawler, ModusLink Global Solutions’ Chairman, President and Chief Executive Officer).

Subject to the achievement of a pre-determined level of Non-GAAP Operating Income in fiscal year 2009, the executive officers would receive restricted shares of ModusLink Global Solutions common stock as follows:

Name	Shares
Steven G. Crane	9,000 shares
Peter L. Gray	9,000 shares
Mark J. Kelly	9,000 shares
William R. McLennan	15,000 shares
David J. Riley	9,000 shares
Scott D. Smith	15,000 shares

The issuance of the restricted shares of ModusLink Global Solutions common stock would be made, if at all, on the third business day following the day ModusLink Global Solutions publicly releases its financial results for the fiscal year ending July 31, 2009. Any awards under this bonus plan would vest in three equal installments, on the first, second and third anniversaries of the grant date provided the recipient remains employed by the Corporation, or a subsidiary of the Corporation, on each such vesting date.